UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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Ameresco, Inc.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2021
To Our Stockholders:
The 2021 annual meeting of stockholders of Ameresco, Inc., a Delaware corporation, will be held on May 20, 2021, at 10:00 a.m., Eastern Time, for the following purposes:
1.    To elect the three nominees identified in the attached proxy statement as members of our board of directors to serve as class II directors for a term of three years.
2.    To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
3.    To transact other business, if any, that may properly come before the annual meeting and any adjournment thereof.
This year, to proactively deal with the unprecedented impact of the coronavirus (COVID-19) outbreak and to mitigate risks to the health and safety of our stockholders and other stakeholders, we will hold our annual meeting of stockholders in a virtual meeting, via live audio webcast. You may virtually attend the meeting and vote your shares by visiting www.virtualshareholdermeeting.com/AMRC2021 as described in the accompanying proxy statement.
Only holders of our stock at the close of business on March 30, 2021 will be entitled to vote at the annual meeting and at any adjournments thereof. Our stock transfer books will remain open for the purchase and sale of our common stock. A complete list of registered stockholders will be available to stockholders of record during the annual meeting for examination at www.virtualshareholdermeeting.com/AMRC2021.
Included with this notice and the attached proxy statement is a copy of our annual report to stockholders for the year ended December 31, 2020, which contains our audited consolidated financial statements and other information that may be of interest to our stockholders.
If your shares are held in “street name”—that is, held for your account by a bank, broker or other intermediary—you should obtain instructions from that bank, broker or other intermediary on how to vote your shares at the annual meeting. You will need to follow those instructions for your shares to be voted.
Your vote is important. Whether or not you plan to attend the annual meeting online, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid. If you attend the annual meeting and vote during the meeting, any proxy that you may have submitted prior to the date of the annual meeting will not be used.

By Order of the Board of Directors,
David J. Corrsin
Secretary
April 27, 2021

AMERESCO, INC.
111 Speen Street, Suite 410
Framingham, Massachusetts 01701
PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2021
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Ameresco, Inc. for use at the 2021 annual meeting of stockholders, or the Annual Meeting, to be held on May 20, 2021, at 10:00 a.m., local time, and at any adjournments of the Annual Meeting. We will hold our annual meeting of stockholders in a virtual meeting, via live audio webcast. You may virtually attend the meeting and vote your shares by visiting www.virtualshareholdermeeting.com/AMRC2021.
In this proxy statement, unless expressly stated or the context otherwise requires, the use of “Ameresco,” “the Company,” “our,” “we,” or “us” refers to Ameresco, Inc.
We are mailing this proxy statement, along with our annual report to stockholders for the fiscal year ended December 31, 2020, to our stockholders on or about April 27, 2021. Our annual report to stockholders includes a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission, or the SEC, except for certain exhibits.
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on May 20, 2021
The proxy statement and our annual report to stockholders are available for viewing, printing and downloading on-line at the “Investor Relations - Annual Meeting” section of our website at www.ameresco.com.
Record Date, Voting Rights and Outstanding Shares
Our board of directors has fixed March 30, 2021 as the record date for determining the holders of our capital stock who are entitled to vote at the annual meeting.
We have two classes of capital stock issued and outstanding: Class A common stock, $.0001 par value per share, and Class B common stock, $.0001 par value per share. We refer to our Class A common stock and our Class B common stock collectively as our common stock.
With respect to all of the matters submitted for vote at the Annual Meeting, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes.
Our Class A common stock and Class B common stock will vote as a single class on each of the matters submitted at the Annual Meeting. On March 30, 2021, there were outstanding and entitled to vote 33,265,925 shares of Class A common stock and 18,000,000 shares of Class B common stock.
Quorum
In order for business to be conducted at the Annual Meeting, a quorum must be present at the meeting. A quorum for purposes of the Annual Meeting will exist if the holders of a majority of the voting power represented by the common stock issued and outstanding on March 30, 2021 attend the virtual meeting or are represented by proxy at the Annual Meeting. We will count broker non-votes (described below), votes withheld, and abstentions (including shares that abstain or do not vote with respect to one or more matters to be voted upon) as being present at the Annual Meeting for determining whether a quorum exists for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the meeting will be adjourned until a quorum is obtained.
Required Votes
Election of directors (Proposal 1): The three director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast at the Annual Meeting, regardless of whether that number represents a majority of the votes cast, will be elected.
Ratification of the appointment of RSM US LLP (Proposal 2): The affirmative vote of a majority in voting power of the votes cast by the holders of all of the shares present or represented by proxy at the Annual Meeting and voting affirmatively or negatively on the proposal is needed to ratify the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.
Voting; Voting by Proxy
If you are a stockholder of record, you can vote by attending the Annual Meeting online by accessing www.virtualshareholdermeeting.com/AMRC2021 and voting using the 16-digit control number included on your proxy card or by submitting a proxy card by mail. If you are attending the meeting, please log-on to the virtual meeting in advance to ensure that your vote will be counted. If you hold your shares through a bank, broker or other intermediary, which is sometimes referred to as holding your shares in “street name,” and you wish to attend the Annual Meeting to vote electronically at the Annual Meeting, you will need to obtain a proxy card from the holder of record (i.e., your bank, broker or other intermediary) in order to do so. To vote by mail, please sign, date, and complete the enclosed proxy card and return it in the enclosed self-addressed, postage prepaid envelope. A proxy card in the enclosed form, if received in time for voting at the Annual Meeting and not revoked, will be voted at the Annual Meeting according to the instructions on such proxy card. If no instructions are indicated on a proxy card, then the shares represented by that proxy card will be voted in favor of each of the nominees for director identified in this proxy statement and for each other proposal, as recommended by our board of directors.
If you hold your shares in “street name,” your bank, broker or intermediary will give you separate instructions for voting your shares. If you do not give instructions to your bank, broker or intermediary, your bank, broker or intermediary will only be entitled to vote your shares with respect to “discretionary” matters, as described below, but will not be permitted to vote the shares with respect to “non-discretionary” matters. A “broker non-vote” occurs when your bank, broker or intermediary submits a proxy for your shares (because the bank, broker or intermediary has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the bank, broker or intermediary either does not have authority to vote on that proposal and has not received voting instructions from you or has discretionary authority to vote on a proposal but does not exercise it. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal. We do, however, count “broker non-votes” for the purpose of determining a quorum for the Annual Meeting.
Proposal 2 is considered to be a “discretionary” matter and, in the absence of your voting instructions, your bank, broker or other intermediary will be able to vote your shares for purposes of Proposal 2. The other proposals are not considered to be “discretionary” matters and, if you do not provide voting instructions, your bank, broker or other intermediary will not be able to vote your shares in its discretion in the election of directors (Proposal 1).
Abstentions
We will not count shares that abstain from voting on a particular matter or shares represented by broker non-votes as votes cast on that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on the matters to be voted on at the Annual Meeting.
Discretionary Voting by Proxies on Other Matters
We do not know of any other proposals that may be presented at the Annual Meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.
Revocability of Proxies
Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by delivering a written notice or other instrument revoking your proxy or a duly executed proxy bearing a later date to our Secretary at our principal executive offices, 111 Speen Street, Suite 410, Framingham, Massachusetts 01701 at any time prior to its exercise at the Annual Meeting. You may also revoke your proxy by voting electronically at the Annual Meeting. If you do not revoke your proxy, we will vote the proxy at the Annual Meeting in accordance with the instructions indicated on your proxy card. If you own shares in “street name,” your bank, broker or other intermediary should provide you with appropriate instructions for changing your vote.
Voting Results
We will report the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting.

Expenses of Solicitation
We will bear the costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration.
PROPOSAL 1—ELECTION OF DIRECTORS
Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have three class II directors, whose terms expire at this Annual Meeting; three class III directors, whose terms expire at our 2022 annual meeting of stockholders; and three class I directors, whose terms expire at our 2023 annual meeting of stockholders. Our board of directors currently consists of nine members.
At this Annual Meeting, our stockholders will have an opportunity to vote for three nominees for class II directors: David J. Corrsin, George P. Sakellaris and Joseph W. Sutton, each of whom are currently directors of Ameresco. You can find more information about each of the nominees in “Corporate Governance—Our Board of Directors” below.
The persons named in the enclosed proxy card will vote to elect these three nominees as class II directors if you return a proxy in connection with the Annual Meeting, unless you withhold authority to vote for the election of one or more nominees by marking the proxy card to that effect. If elected, each of the nominees for class II director will hold office until the 2024 annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal. Each of the nominees has indicated his willingness to serve if elected. However, if any nominee should be unable to serve, then either the persons named in the proxy card may vote the proxy for a substitute nominee if one is nominated by our board of directors, or we may maintain a vacancy on our board of directors until such time as our board of directors can find a suitable candidate to serve on the board, or our board of directors may reduce the number of directors.
Our board of directors recommends a vote FOR each of the three nominees for class II directors.
* * *
PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Although stockholder approval of our audit committee’s selection of RSM US LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of RSM US LLP, which served as our independent registered public accounting firm for the fiscal year ended December 31, 2020, will attend the virtual Annual Meeting and will be offered the opportunity to make a statement if he or she wishes.
Audit and Other Fees
The following table shows fees billed for professional services rendered to us by RSM US LLP and affiliates for our fiscal years 2019 and 2020:

	2019	2020
Audit Fees	$1,852,936	$1,816,215
Audit-Related Fees	—	79,215
Tax Fees	372,379	315,749
All Other Fees	—	56,864
Total	$2,225,315	$2,268,043

Audit Fees includes the aggregate fees billed or accrued for each of the last two fiscal years for professional services rendered by the independent auditors for the audit of our annual financial statements and review of financial statements included or incorporated by reference in our Registration Statements on Form S-8 and Form S-3 and annual and quarterly reports filed with the SEC or services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements for those fiscal years.
Audit-Related Fees includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors that are reasonably related to the performance of the audits of the financial statements and are not reported above under Audit Fees, including services related to the SEC’s review of our software-as-a-service business and our Registration Statement on Form S-8 filed during 2020.
Tax Fees includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax advice and tax planning.
All Other Fees includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors for services by the independent auditors that are not reported under Audit Fees, Audit-Related Fees or Tax Fees.
Policy on Pre-Approval of Audit and Non-Audit Services
Before an accountant is engaged by us to render audit or non-audit services, the engagement is approved by our audit committee. From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval would be detailed as to the particular service or type of services to be provided and also generally would be subject to a maximum dollar amount.
Our audit committee may delegate the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm to one or more subcommittees (including a subcommittee consisting of a single member). Any approval of services by a subcommittee of our audit committee pursuant to this delegated authority is reported at the next meeting of our audit committee. The chairman of our audit committee has been delegated this authority.
Our board of directors recommends a vote FOR this proposal.
* * *

STOCK OWNERSHIP
The following table sets forth certain information regarding the beneficial ownership of our Class A and Class B common stock as of the close of trading on March 30, 2021 (except as noted below) by: each of our directors and nominees; each of our named executive officers; all of our directors and executive officers as a group; and each person, or group of affiliated persons, who is known by us to beneficially own more than five percent of our Class A or Class B common stock.
Percentage ownership calculations for beneficial ownership in the table below are based on 33,265,925 shares of Class A common stock and 18,000,000 shares of our Class B common stock outstanding as of March 30, 2021.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting power or investment power with respect to our shares. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 30, 2021 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Except as otherwise indicated in the footnotes to the table below, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information presented in the table below is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership representing less than one percent is denoted with an asterisk (*).
Percentage total voting power represents voting power of beneficially owned shares with respect to all shares of our Class A and Class B common stock, together as a single class. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to five votes per share of Class B common stock. Voting power of less than one percent is denoted with an asterisk (*).

	Class A Common Stock		Class B Common Stock		% Total Voting Power
Name	Shares	%	Shares	%
Directors, Nominees for Director and Executive Officers
George P. Sakellaris (1)	2,302,332	6.9%	18,000,000	100.0%	74.8%
David J. Anderson	35,000	*	—	*	*
David J. Corrsin (2)	44,401	*	—	*	*
Douglas I. Foy (3)	117,000	*	—	*	*
Jennifer L. Miller (4)	98,000	*	—	*	*
Thomas S. Murley (5)	28,500	*	—	*	*
Nickolas Stavropoulos (6)	22,000	*	—	*	*
Joseph W. Sutton (7)	326,355	1.0%	—	*	*
Frank V. Wisneski (8)	116,676	*	—	*	*
Spencer Doran Hole	—	*	—	*	*
Mark A. Chiplock (9)	8,000	*	—	*	*
Michael T. Bakas (10)	64,201	*	—	*	*
Nicole A. Bulgarino (11)	114,905	*	—	*	*
Directors and executive officers as a group (16 persons) (12)	3,368,549	9.9%	18,000,000	100.0%	75.3%
Other Five Percent Stockholders
BlackRock Inc. (13)	1,651,689	5.0%	—	*	1.3%
Handelsbanken Fonder AB (14)	2,393,477	7.2%	—	*	1.6%

(1)    Includes 65,000 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of March 30, 2021. Also includes (i) 1,075,000 shares of Class A common stock held by the George P.

Sakellaris 2012 Delaware Dynasty Trust and (ii) 5,338,391 shares of Class B common stock held by the CGS 2010 Irrevocable Trust, in each case for which Mr. Sakellaris may be deemed the beneficial holder and to share voting and dispositive power; Mr. Sakellaris disclaims beneficial ownership of these shares. His address is c/o Ameresco, Inc., 111 Speen Street, Framingham, Massachusetts 01701.
(2)    Consists of (i) 44,401 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 30, 2021 and (ii) 40 shares held by Mr. Corrsin’s spouse, of which Mr. Corrsin disclaims beneficial ownership.
(3)    Includes 103,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 30, 2021.
(4)    Includes 98,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 30, 2021.
(5)    Includes 18,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 30, 2021.
(6)    Includes 18,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 30, 2021.
(7)    Consists of (i) 98,000 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of March 30, 2021; and (ii) 228,355 shares of our Class A common stock held by Sutton Ventures LP. Mr. Sutton is managing member of Sutton Ventures Group LLC, which is the general partner of Sutton Ventures LP.
(8)    Includes 58,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 30, 2021.
(9)    Consists of 8,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 30, 2021.
(10)    Consists of 64,201 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 30, 2021.
(11)    Includes 95,264 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 30, 2021.
(12)    Includes 719,005 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 30, 2021. None of the shares owned or rights to acquire shares are held in a margin account or subject to a pledge.
(13)    BlackRock, Inc. has an address of 55 East 52nd Street New York, NY 10055. Based solely on information as of December 31, 2020 contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 29, 2021.
(14)    Handlesbanken Fonder AB has an address of SE-106 70, Stockholm, Sweden. Based in part on information as of December 31, 2020 contained in a Schedule 13G filed with the SEC by Handlesbanken Fonder AB on February 12, 2021.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. We are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during the fiscal year ended December 31, 2020, except for David J. Anderson, a director and executive officer, for whom one Form 4, with respect to seven transactions, was filed late.

CORPORATE GOVERNANCE
Our Board of Directors
In accordance with the terms of our restated certificate of incorporation and by-laws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three-year terms. As a result, only one class of our board of directors will be elected each year. The members of the classes are as follows:
•the class I directors are David J. Anderson, Thomas S. Murley and Frank V. Wisneski, and their term expires at the annual meeting to be held in 2023;
•the class II directors are David J. Corrsin, George P. Sakellaris and Joseph W. Sutton, and their term expires at the Annual Meeting; and
•the class III directors are Douglas I. Foy, Jennifer L. Miller and Nickolas Stavropoulos, and their term expires at the annual meeting to be held in 2022.
Each director in a class will be eligible to be chosen as a nominee for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Below is information about each nominee for election as a class II director, as well as other members of our board of directors whose terms continue after the Annual Meeting. This information includes each director’s age as of March 30, 2021 and length of service as a director of Ameresco, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies or investment companies of which he or she has served as a director for at least the past five years.
In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us.
There are no family relationships among any of our directors, nominees for director and executive officers.
Director Nominees for Terms Expiring at the Annual Meeting (Class II Directors)
David J. Corrsin, age 62, has served as our executive vice president, general counsel and secretary, as well as a director, since 2000. From 1996 to 2000, Mr. Corrsin was executive vice president of Public Power International, Inc., an independent developer of power projects in Europe and southern Asia. We believe that Mr. Corrsin is qualified to serve as a director because of his extensive experience with energy regulations, federal, state and local regulatory authorities and complex energy construction and financing projects, gained through more than 30 years of energy-related legal practice, and his more than 20 years of service as an executive officer of our company.
George P. Sakellaris, age 74, who is our principal stockholder, has served as chairman of our board of directors and our president and chief executive officer since founding Ameresco in 2000. Mr. Sakellaris previously founded Noresco in 1989 and served as its president and chief executive officer until 2000. Mr. Sakellaris was a founding member and previously served as the president, and is currently a director, of the National Association of Energy Service Companies, a national trade organization representing the energy efficiency industry. We believe that Mr. Sakellaris is qualified to serve as a director because of his more than 35 years of experience in the energy services and renewable energy industries, his leadership experience, skill and familiarity with our business gained from serving as our chief executive officer for over 20 years, as well as his experience developed through founding and serving as chief executive officer of two previous energy services companies.
Joseph W. Sutton, age 73, has served as a director since 2002. Since 2000, Mr. Sutton has been the manager of Sutton Ventures Group, LLC, an energy investment firm that he founded. In 2007, he founded and has since led Consolidated Asset Management Services, or CAMS, which provides asset management, operations and maintenance, information technology, budgeting, contract management and development services to power plant ventures, oil and gas companies, renewable energy companies and other energy businesses. From 1992 to November 2000, Mr. Sutton worked for Enron Corporation, an energy company, where he most recently served as vice chairman and as chief executive officer of Enron International. We believe that Mr. Sutton is qualified to serve as a director because of his prior experience in the energy industry. For example, at both Sutton Ventures and CAMS, he has had significant experience in energy industry capital raising transactions, as well as in the ownership and management of, and the provision of advisory and other services to, a wide range of energy-related businesses. At Enron, Mr. Sutton was responsible for budgeting, financial reporting and planning for Enron’s international business unit and oversaw the development, construction, financing, operation and management of numerous energy projects.
Directors Whose Terms Expire in 2022 (Class III Directors)
Douglas I. Foy, age 74, has served as a director since May 2010. Since 2006, Mr. Foy has served as president of Serrafix Corporation, a strategic consulting firm focused on energy, the environment, transportation, and climate change, which he founded. From January 2003 to February 2006, Mr. Foy served as the first secretary of the Massachusetts Office for Commonwealth Development, where he oversaw the Executive Office of Transportation, the Executive Office of Environmental Affairs, the Department of Housing and Community Development and the Department of Energy Resources. Prior to his service with the Massachusetts Office for Commonwealth Development, Mr. Foy served for 25 years as president of the Conservation Law Foundation, an environmental advocacy organization. We believe that Mr. Foy is qualified to serve as a director because of his extensive leadership experience in environmental policy and the energy and sustainable development industries, including as president of Serrafix and the Conservation Law Foundation.
Jennifer L. Miller, age 65, has served as a director since 2015. From September 2015 through April 2020, Ms. Miller has served as Chief Business Sustainability Officer of Sappi North America, the U.S. subsidiary of Sappi Limited, a producer of diversified cellulosic products including packaging and specialty papers, printing papers, biomaterials and biochemicals. From 2002 to August 2015, Ms. Miller held senior management positions at Sappi North America, including Executive Vice President and Chief Sustainability Officer, Executive Vice President – Strategic Marketing and Executive Vice President – Publishing. We believe that Ms. Miller is qualified to serve as a director because of her qualifications and experience, including in the energy utility industry, where she previously served as general counsel for a gas utility, and more recently her sustainability leadership role at a multi-national manufacturing company. We believe her direct experience and understanding of how commercial/industrial enterprises evaluate and plan for energy efficiency initiatives are particularly valuable to the Board and management as they continue to develop strategies for the commercial/industrial market.
Nickolas Stavropoulos, age 63, has served as a director since April 2019. Mr. Stavropoulos served as the President and Chief Operating Officer of Pacific Gas and Electric Company from March 2017 through September 2018, as President, Gas from August 2015 through February 2017 and Executive Vice President, Gas Operations from June 2011 to August 2015. In January 2019, Pacific Gas and Electric Company and its parent company, PG&E Corporation, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Pacific Gas and Electric Company, Mr. Stavropoulos served as Executive Vice President and Chief Operating Officer of National Grid from 2007 through 2011. Prior to that role, Mr. Stavropoulos was President of KeySpan Energy Delivery, and has also held several senior leadership roles at Colonial Gas Company and Boston Gas. Mr. Stavropoulos has also served as the director of Enterprise Bancorp, a publicly traded bank holding company. We believe that Mr. Stavropoulos is qualified to serve as a director because of his more than 35 years of experience in the energy industry, as well as detailed knowledge of the U.S. natural gas sector. He has extensive executive management, business, and leadership experience in areas such as safety, utility operations, information technology, regulatory affairs, strategic planning, supply chain, finance, sales, business development, and marketing.
Directors Whose Terms Expire in 2023 (Class I Directors)
David J. Anderson, age 60, has served as our executive vice president, as well as a director, since 2000. From 1992 to 2000, Mr. Anderson was a senior vice president at Noresco, an energy services company, that was acquired by Equitable Resources, Inc. in 1997. We believe that Mr. Anderson is qualified to serve as a director because of his extensive knowledge of our business, gained through more than 20 years as an executive officer, and his more than 30 years of experience in the energy services and renewable energy industries. We also believe that Mr. Anderson brings a deep understanding of operations and strategy in the energy services industry to our board of directors.
Thomas S. Murley, age 63, has served as a director since 2016. Since June 2016, Mr. Murley has served as principal at Two Lights Consulting, which he founded. Mr. Murley also served as Chairman and Senior Advisor to HgCapital’s Renewable Power Partners Funds, which he co-founded and led for HgCapital from 2004 to June 2016. We believe that

Mr. Murley is qualified to serve as a director because of his more than 20 years of experience strategically managing funds in the conventional and renewable energy sectors.
Frank V. Wisneski, age 74, has served as a director since 2011. Prior to retiring in 2001, Mr. Wisneski was a Partner and Senior Vice President at Wellington Management Company, LLP, an institutional asset manager serving clients globally, where he had worked since 1969. Since retiring, Mr. Wisneski has served as a trustee or director of several non-profit organizations. We believe that Mr. Wisneski is qualified to serve as a director because of his prior experience conducting financial and strategic analysis of companies, including emerging areas and companies, and establishing and building new investment products for institutional asset management clients. Since retiring, Mr. Wisneski has maintained a focus on financial and strategic analysis by serving on investment, finance and executive committees at several nonprofit organizations. We believe his experience analyzing companies to support investment decisions contributes a valuable viewpoint to our board.
Director Independence
A majority of our board of directors consists of “independent” directors. To be considered independent by our board of directors, a director must be independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and in our board of directors’ judgment, the director must not have a material relationship with Ameresco (either directly or as a partner, shareholder or officer of an organization that has a relationship with Ameresco).
Under Section 303A.02(b) of the NYSE Listed Company Manual, a director will qualify as “independent” if our board of directors affirmatively determines that he or she has no material relationship with Ameresco (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board of directors has established corporate governance guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with Ameresco if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual and he or she:
•is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company he or she serves as an executive officer; or
•serves as an officer, director or trustee of a tax exempt organization, unless our discretionary contributions to such organization are more than the greater of $1 million or two percent of that organization’s consolidated gross revenue.
In addition, under the corporate governance guidelines established by our board of directors, ownership of a significant amount of our stock, by itself, does not constitute a material relationship so long as such director is otherwise independent under Section 303A.02(b) of the NYSE Listed Company Manual.
For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the board of directors who are independent at the time of such determination.
Pursuant to applicable NYSE rules and our corporate governance guidelines, a director employed by us cannot be deemed to be an “independent director,” and consequently none of Messrs. Sakellaris, Corrsin or Anderson qualifies as an independent director.
Our board has determined that each of Ms. Miller and Messrs. Foy, Murley, Stavropoulos, Sutton and Wisneski meet the standards for being independent under Section 303A.02(b) of the NYSE Listed Company Manual and our corporate governance guidelines and that none of these directors has or had a material relationship with us.
Board Leadership Structure and Risk Oversight
George P. Sakellaris currently serves as both our chairman of the board and chief executive officer. Our board of directors does not have a policy regarding the separation of the roles of chairman and chief executive officer, as the board believes it is in our stockholders’ best interests that we make this determination based on an assessment of the current condition of our company and composition of the board. Our board of directors believes that having Mr. Sakellaris serve in both roles is in the best interests of our stockholders at this time because it makes the best use of Mr. Sakellaris’s extensive knowledge of the Company and our industry, and fosters greater communication between management and the board of directors.

In light of the dual role played by Mr. Sakellaris in our corporate governance structure, we also have established a position of a lead independent director. Mr. Sutton is our lead independent director. Mr. Sutton is an independent director within the meaning of applicable NYSE rules. The duties of the lead director include the following:
•chairing any meeting of our non-management or independent directors in executive session;
•meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee;
•facilitating communications between other members of our board of directors and the chairman of our board of directors and/or the chief executive officer; however, each director is free to communicate directly with the chairman of our board of directors and with the chief executive officer;
•monitoring, with the assistance of our general counsel, communications from stockholders and other interested parties and providing copies or summaries to the other directors as he considers appropriate;
•working with the chairman of our board in the preparation of the agenda for each board of directors meeting and in determining the need for special meetings of the board of directors; and
•otherwise consulting with the chairman of our board of directors and/or the chief executive officer on matters relating to corporate governance and the performance of our board of directors.
Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. Our audit committee focuses on financial risk, including internal control over financial reporting. Our corporate governance and nominating committee focuses on the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance. Finally, our compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.
Committees of our Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are posted on the Investor Relations section of our website, which is located at www.ameresco.com.
All of the members of our board’s three standing committees described below have been determined to be independent as defined under applicable NYSE rules and in the case of all members of the audit committee, the independence requirements set forth in Rule 10A-3 under the Exchange Act.
Audit Committee
The members of our audit committee are Messrs. Stavropoulos, Sutton and Wisneski and Ms. Miller. Our board of directors has determined that each of the current members of our audit committee satisfy the requirements for financial literacy and independence under applicable NYSE and SEC rules and regulations. Mr. Wisneski is the chair of the audit committee and is also an “audit committee financial expert,” as defined by SEC rules and satisfies the financial sophistication requirements of applicable NYSE rules. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements.
The audit committee’s responsibilities include:
•appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
•reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;
•monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•overseeing our internal audit function;

•overseeing our risk assessment and risk management policies;
•establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•meeting independently with our internal auditing staff, registered public accounting firm and management;
•reviewing and approving or ratifying any related person transactions; and
•preparing the audit committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.
Our audit committee met five times and did not act by written consent in 2020.
All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see “—Audit Committee Report” below.
Compensation Committee
The members of our compensation committee are Messrs. Foy, Murley, Stavropoulos and Sutton. Mr. Sutton is the chair of the compensation committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee’s responsibilities include:
•annually reviewing and approving corporate goals and objectives relevant to CEO compensation;
•determining our CEO’s compensation;
•reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;
•overseeing an evaluation of our senior executives;
•overseeing and administering our cash and equity incentive plans;
•reviewing and making recommendations to our board of directors with respect to director compensation;
•reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules; and
•preparing the compensation committee report required by SEC rules, which is included below under “Executive Compensation and Related Information—Compensation Committee Report.”
The processes and procedures followed by our compensation committee in considering and determining executive compensation are described under “Executive Compensation and Related Information—Compensation Discussion and Analysis” below.
The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. For further information, see “Executive Compensation and Related Information—Compensation Discussion and Analysis” below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.
Our compensation committee met once and did not act by written consent in 2020.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Ms. Miller and Messrs. Foy and Wisneski. Mr. Foy is the chair of the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:
•identifying individuals qualified to become members of our board of directors;
•recommending to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;

•reviewing and making recommendations to our board of directors with respect to our board of directors’ leadership structure;
•reviewing and making recommendations to our board of directors with respect to management succession planning;
•developing and recommending to our board of directors corporate governance principles; and
•overseeing an annual evaluation of our board of directors.
Our nominating and corporate governance committee met three times and did not act by written consent in 2020.
The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”
Board Meetings and Attendance
Our board of directors met seven times and did not act by written consent in 2020. During 2020, each director attended at least 75% of the aggregate number both of board meetings and of meetings held by all committees on which he or she then served.
Director Attendance at Annual Meeting
Our corporate governance guidelines provide that directors are responsible for attending each annual meeting of our stockholders. All of our directors attended our 2020 our annual meeting of stockholders.
Director Compensation
None of Messrs. Sakellaris, Anderson or Corrsin, each an executive officer, has ever received any compensation in any form in connection with his service as a director. The compensation that we pay to Mr. Sakellaris in his capacity as our chief executive officer is discussed below under “Executive Compensation and Related Information—Compensation Discussion and Analysis.”
We do provide compensation and expense reimbursement for reasonable travel and other expenses incurred in connection with attending board of director, committee and stockholder meetings to our non-employee directors. Ms. Miller and Messrs. Foy, Murley, Stavropoulos, Sutton and Wisneski are our non-employee directors.
The following summarizes the terms of our non-employee director program, as most recently amended in 2012.
Cash Compensation. Each non-employee director receives a $25,000 annual retainer. The chair of the audit committee receives an additional annual retainer of $12,000; the chair of the compensation committee receives an additional annual retainer of $8,000; and the chair of the nominating and corporate governance committee receives an additional annual retainer of $6,000. Each non-employee director, other than the chair, who serves on the audit committee receives an additional $2,500 annual retainer; each non-employee director, other than the chair, who serves on the compensation committee receives an additional $2,000 annual retainer; and each non-employee director, other than the chair, who serves on the nominating and corporate governance committee receives an additional annual retainer of $1,000. Each non-employee director receives $1,000 for each board meeting or committee meeting (if not on the same day as a board meeting) he or she attends, whether in person or by telephone conference call.
Equity Compensation. Upon his or her initial election to the board of directors, each non-employee director is granted an option to purchase 40,000 shares of our Class A common stock. On the date of each annual meeting of stockholders other than in the year of his or her initial election, each non-employee director receives an option to purchase 10,000 shares of our Class A common stock. Both the initial and annual options become exercisable as to 20% of the shares subject to the option on each of the first five anniversaries of the option grant date, subject to the director’s continued service on our board of directors. All such options have an exercise price equal to the fair market value of the Class A common stock on the date of grant and become exercisable in full upon a change in control of Ameresco.
In addition, from time to time, our directors have received options in addition to the annual grants. During 2017, each of Messrs. Foy, Sutton and Wisneski and Ms. Miller received an option to purchase 30,000 shares of our Class A common stock that vests fully upon the earlier of (a) the company achieving adjusted EBITDA of at least $100 million or (b) the three year anniversary of the grant. During 2019, each of our directors were granted an option to purchase 30,000 shares of our Class A common stock that will vest three years from the date of grant based upon certain performance goals relating to the performance period from January 1, 2019 through December 31, 2021, including the achievement of our three-year cumulative performance goals, including revenue, adjusted EBITDA, contracted sales, new awards, energy assets placed into operation, O&M sales and return on equity.
Employee directors are not compensated for their service on our board of directors.
The following table sets forth information regarding compensation earned by our non-employee directors during 2020.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Douglas I. Foy (2)	45,000	98,614	143,614
Jennifer L. Miller (3)	44,500	98,614	143,114
Thomas S. Murley (4)	36,000	98,614	134,614
Nickolas Stavropoulos (5)	43,500	98,614	142,114
Joseph W. Sutton (6)	49,500	98,614	148,114
Frank V. Wisneski (7)	54,000	98,614	152,614

(1)    Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the director with respect to these option grants. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 14 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 2, 2021.
(2)    As of December 31, 2020, Mr. Foy held options to purchase an aggregate of 155,000 shares of our Class A common stock with a weighted average exercise price of $10.19.
(3)    As of December 31, 2020, Ms. Miller held options to purchase an aggregate of 150,000 shares of our Class A common stock with a weighted average exercise price of $9.39.
(4)    As of December 31, 2020, Mr. Murley held options to purchase 78,000 shares of our Class A common stock with a weighted average exercise price of $12.01 per share.
(5)    As of December 31, 2020, Mr. Stavropoulos held options to purchase 80,000 shares of our Class A common stock with a weighted average exercise price of $15.86 per share.
(6)    As of December 31, 2020, Mr. Sutton held options to purchase an aggregate of 150,000 shares of our Class A common stock with a weighted average exercise price of $10.04.
(7)    As of December 31, 2020, Mr. Wisneski held options to purchase an aggregate of 110,000 shares of our Class A common stock with a weighted average exercise price of $10.68.
Director Stock Ownership Guidelines
Our board of directors has adopted stock ownership guidelines for our non-employee directors. Each non-employee director is expected to own 2,000 shares of our Class A common stock by the first anniversary of his or her initial election as a director, 4,000 shares of by the second anniversary, 6,000 shares by the third anniversary, 8,000 shares by the fourth anniversary, and 10,000 shares by the fifth anniversary and thereafter. Each of our directors is currently in compliance with these guidelines.
Director Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, conferring from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee, the board of directors and members of senior management. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.
In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. The nominating and corporate governance committee has always endeavored to have a broad, inclusive process for identifying highly qualified, diverse candidates. In ongoing support of this, in January 2020, the committee specifically committed to include women and minority candidates in the initial pool of qualified candidates from which the committee selects director candidates going forward.
When recommending to the board of directors the nominees for election as directors, our nominating and corporate governance committee shall consider candidates proposed by stockholders and shall apply the same criteria, and shall follow substantially the same process in considering them, as it does in considering other candidates. To recommend director candidates for consideration by the nominating and corporate governance committee, a stockholder must send a written notice to our corporate secretary at the address under “Miscellaneous—Stockholder Proposals” below. Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of Ameresco stock held, as well as the candidate’s name, age, address, principal occupation and number of shares of Ameresco stock. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2022 annual meeting, the stockholder must follow the procedures for stockholder proposals outlined under “Miscellaneous—Stockholder Proposals” below. You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines posted on the “Investor Relations” section of our website, which is located at www.ameresco.com.
Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2022 annual meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined under “Miscellaneous—Stockholder Proposals” below.
Communicating with our Board of Directors
Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Our lead director, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.
Stockholders and other interested parties who wish to send communications on any topic to our board should address such communications to: Board of Directors, c/o Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.
Corporate Governance Materials
Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:
•our board’s principal responsibility is to oversee the management of Ameresco;
•a majority of the members of our board of directors shall be independent directors;
•the non-management directors meet regularly in executive session;
•directors have full and free access to management and employees of our company, and the right to hire and consult with independent advisors at our expense;

•new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•at least annually, our board of directors and its committees will conduct self-evaluations to determine whether they are functioning effectively.
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the code of business conduct and ethics is posted on the Investor Relations section of our website, which is located at www.ameresco.com. In addition, we intend to post on our website all disclosures that are required by law or applicable NYSE listing standards concerning any amendments to, or waivers from, any provision of the code.
Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available on the Investor Relations section of our website, which is located at www.ameresco.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:
Ameresco, Inc.
111 Speen Street, Suite 410
Framingham, Massachusetts 01701
Attention: Investor Relations Department
Audit Committee Report
The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2020. The audit committee has also reviewed and discussed with RSM US LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The audit committee has also received from RSM US LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with RSM US LLP the matters disclosed in the letter and its independence with respect to Ameresco, including a review of audit and non-audit fees and services, and concluded that RSM US LLP is independent.
Based on its discussions with management and RSM US LLP, and its review of the representations and information referred to above provided by management and RSM US LLP, the audit committee recommended to the board of directors that Ameresco’s audited consolidated financial statements be included in Ameresco’s annual report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.
By the Audit Committee
of the Board of Directors of Ameresco, Inc.
Frank V. Wisneski, Chairman
Jennifer L. Miller
Nickolas Stavropoulos
Joseph W. Sutton

Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
This section discusses the material elements of our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to place in perspective the data presented in the tables and narrative that follow.
During 2020, we continued reviewing all elements of our executive compensation program, including the function and design of our annual incentive bonus and equity incentive programs. We also continued to evaluate the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for executive talent and is appropriate for a public company, including the extent to which our compensation policies will reward the achievement of long-term operating and strategic goals and minimizing the extent to which they serve to encourage taking excessive risk.
Overview of Executive Compensation Process
Roles of Our Board, Chief Executive Officer and Compensation Committee in Compensation Decisions. Our compensation committee oversees our executive compensation program. Our compensation committee, either as a committee or together with the other independent directors, makes all compensation decisions regarding our chief executive officer. Our chief executive officer may make recommendations to the compensation committee regarding the compensation of our executive officers other than the chief executive officer, but the compensation committee either makes all compensation decisions regarding our other executive officers or makes recommendations concerning executive compensation to our board of directors, with the independent directors ultimately making such decisions. Our chief executive officer is not present for compensation committee or board discussions regarding his compensation; similarly, no other executive officers are present for compensation committee or board discussions regarding other executive officer compensation.
Competitive Market Data and Use of Compensation Consultants. While we generally rely on the business judgment and experience in the energy services and engineering consulting industries of our chief executive officer and our executive management team, we also review publicly available materials and information made available through Equilar, which provides an online database gathered from proxy statements and annual reports at similar companies. We have developed substantial information about compensation practices and levels at comparable companies through extensive recruiting, networking and industry research. Our compensation committee may elect to engage an independent compensation consulting firm to provide advice regarding our executive compensation program and general information regarding executive compensation practices in our industry, but it did not do so in 2020. Although the compensation committee would consider such a compensation firm’s advice in establishing and approving the various elements of our executive compensation program, the compensation committee would ultimately make its own decisions, or make recommendations to our board of directors, about these matters.
We periodically review executive officer compensation against a peer group, using the comparison only as a competitive reference point and not as the sole determinative factor when making executive compensation decisions. The compensation committee periodically assesses the relevancy of the companies within the peer group and makes changes when appropriate.
Beginning in January 2017, the compensation committee defined our peer group based upon information provided by Equilar regarding compensation at public and private companies in the energy services industry with revenues in the same range as ours. In 2020, the compensation committee used the following peer group: Aegion Corp., Argan Inc., Broadwind Energy, Inc., Enernoc, Inc., ESCO Technologies, Inc., Hill International, Inc., IES Holdings, Inc., Magna International Inc., Matrix Service Co., Mistras Group, Inc., MYR Group Inc., NV5 Global, Inc., Powell Industries Inc. and TRC Companies Inc.
Objectives and Philosophy of Our Executive Compensation Program. Our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the skills and experience to successfully execute our business strategy. Our executive compensation program is designed to:
•reward the achievement of our annual and long-term operating and strategic goals;
•recognize individual contributions;
•align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value; and
•retain and build our executive management team.
To achieve these objectives, our executive compensation program ties a portion of each executive’s overall compensation—annual incentive bonuses—to key corporate financial goals and to individual goals. From time to time we have also provided a portion of our executive compensation in the form of restricted stock and option awards that vest over time. We believe this approach helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance as reflected in the trading price of shares of our Class A common stock.
Elements of Our Executive Compensation Program. The primary elements of our executive compensation program are:
•base salaries;
•annual incentive bonuses;
•equity incentive awards; and
•other employee benefits.
We have not adopted any formal or informal policies or guidelines for allocating compensation among these elements.
Base Salaries. We use what we believe to be competitive base salaries to attract and retain qualified candidates to help us achieve our growth and performance goals. Base salaries are intended to recognize an executive officer’s immediate contribution to our organization, as well as his or her experience, knowledge and responsibilities.
Our compensation committee annually evaluates and considers adjustments to executive officer base salary levels based on factors determined to be relevant, including:
•the executive officer’s skills and experience;
•the particular importance of the executive officer’s position to us;
•the executive officer’s individual performance;
•the executive officer’s growth in his or her position; and
•base salaries for comparable positions within our company and at other companies.
Although it did not do so in 2020, the compensation committee may in the future obtain the input of a compensation firm and peer group benchmarking data in making any adjustments to executive officer base salary levels.
In 2020, our compensation committee approved increases in the base salaries of Messrs. Bakas and Corrsin and Ms. Bulgarino by 10.3%, 5% and 5.7%, respectively, all effective as of May 1, 2020, resulting in annual base salaries of $375,000, $363,064 and $385,000, respectively. The increases were both in recognition of the performance of such executive officers during 2019 and to encourage retention.
For Mr. Sakellaris, in 2020 our compensation committee recommended and our independent directors approved, a 21.2% increase in base salary, based on his performance during 2019, resulting in annual base salary of $1 million.
Annual Incentive Bonus Program. Incentive bonus payments may be made to our executive officers, as well as most of our other full-time employees, at the discretion of the compensation committee and management based on certain performance goals established in the early part of each year. These annual incentive bonuses are intended to compensate our executive officers for our achievement of corporate financial goals, as well as individual performance goals.
For 2020, as in past years, the maximum total amount payable under our incentive bonus program, or our total bonus pool, was determined based on our performance with respect to corporate financial goals. The corporate goals for 2020 consisted of achievement of predetermined levels of revenue; EBITDA; contracted sales; new awards; operating expenses and combined growth factor. Combined growth factor is based on growth in year-over-year revenue, EBITDA, contracted sales and awards, weighted equally.

The target and relative weight for each of these goals assigned for 2020 are set forth in the table below:

Goal	Target	Weight Assigned for 2020
Revenue	$1 billion	20%
EBITDA	$109 million	20%
New contracts(1)	ESPC/EPC Construction - $725 million Distributed Generation EPC/PPA - 125 MWe	15% 7.5%
New awards	ESPC/EPC Construction - $920 million Distributed Generation EPC/PPA - 140 MWe	15% 7.5%
Operating expenses	Manage Operating Expenses(2) to $125 million or less and 13.8% of total revenue	10%
Combined growth factor(3)	Achieve 10% or better combined growth factor	5%
Total		100%

(1)     Includes energy savings performance contracts, or ESPC, engineering, procurement and construction contracts or EPC, and power purchase agreements, as indicated.
(2)    Excluding stock compensation, internal mergers and acquisitions expenses, IRC Section 179D deduction certification costs and other one-time or unusual charges.
(3)    Combined growth factor is based on growth in year-over-year revenue, EBITDA, contracted sales and awards, weighted equally.
If any of the above goals were not achieved at least 90%, that particular goal was to be given a value of zero.
These weights and the specific targets were established by the independent members of our board of directors based on the recommendation of our compensation committee and with input from our chief executive officer and other executive officers. The goals were based on our historical operating results and growth rates, as well as our expected future results, and were designed to require significant effort and operational success on the part of our company.
The total bonus pool permitted under our incentive bonus program can be up to ten percent of our adjusted EBITDA from continuing operations for the year, with the actual amount based on our performance against the goals described above, provided that the aggregate weighted achievement based on actual performance for all goals exceeds 90%.
The table below shows, for each of the goals used in determining whether a bonus pool would be established under our 2020 incentive bonus program, the specific target, our actual performance against that target (for corporate financial goals) and the actual contribution of each goal’s achievement to the aggregate weighted achievement based on the relative weights assigned:

Goal	Target	Result	Achievement Percentage Contribution
Revenue	$1 billion	$1.029 billion	20%
EBITDA(1)	$109 million	$117.9 million	20%
New contracts(2)	ESPC/EPC Construction - $725 million Distributed Generation EPC/PPA - 125 MWe	$527 million(3) 135.6 MWe	15% 7.5%
New awards	ESPC/EPC Construction - $920 million Distributed Generation EPC/PPA - 140 MWe	$930 million 159 MWe	15% 7.5%
Operating expenses	Manage Operating Expenses(4) to $125 million or less and 13.8% of total revenue	$113.8 million 11%	10%
Combined growth factor(5)	Achieve 10% or better combined growth factor	Achieved	5%
Total			100%

(1)    This may differ from adjusted EBITDA as reported from time to time in our financial releases and other filings with the SEC because this measure may exclude certain items that we consider to be non-recurring in nature.
(2)    Includes ESPC, engineering, procurement and construction contracts and power purchase agreements, as indicated.
(3)    In light of the COVID-19 pandemic and given the level achieved for ESPC/EPC Construction, the Compensation Committee determined to give full credit for this metric for 2020.
(4)    Excluding stock compensation, internal mergers and acquisitions expenses, IRC Section 179D deduction certification costs and other one-time or unusual charges.
(5)    Combined growth factor is based on growth in year-over-year revenue, EBITDA, contracted sales and awards, weighted equally.
The corporate goals described above serve as threshold goals that must be achieved at the required level for any amounts to be payable to any participant under our incentive bonus program. Because the aggregate weighted achievement based on actual performance for 2020 exceeded 79%, a bonus pool was established with respect to fiscal 2020 under our annual incentive bonus program.
Provided that the aggregate weighted achievement of the corporate goals is at least 80%, then bonus payments for each of our executive officers is determined based upon achievement of the individual performance goals assigned to each of our executive officers near the beginning of fiscal 2020. For Mr. Sakellaris, the corporate goals discussed above also serve as his individual performance goals. For all of our other executive officers, these individual goals were set by the compensation committee, taking into account discussions with our chief executive officer.
For our chief executive officer, our compensation committee reviewed information supplied by management regarding company performance relative to his goals, assessed the extent to which the goals were achieved, and determined his bonus payment for 2020. For our executive officers other than our chief executive officer, the chief executive officer made recommendations regarding assessment of performance against individual goals and the resulting amounts of individual bonus payments for 2020. The compensation committee reviewed and discussed these recommendations and determined and approved the individual bonus payments for 2020.
For 2020, each of our named executive officers were awarded bonuses under our incentive bonus program, as well as in recognition of achievement by such executive officer of his or her individual performance goals during 2020, as described under the heading Bonus in the Summary Compensation Table, below.
Our compensation committee, or our board of directors based on recommendations from our compensation committee, is responsible for establishing and administering our annual incentive bonus program for executive officers.
Executive Management Team Additional Annual Incentive Performance Program. In April 2017, upon the recommendation of the compensation committee, our board approved the Executive Management Team Annual Incentive Performance Program, which we refer to as the AIPP. The AIPP is an additional element of our executive compensation program that is intended to further align the interests of our most senior management, including our named executive officers, with those of our shareholders, by tying incentive compensation to annual company-wide earnings growth and return on equity goals. The AIPP is administered by the compensation committee, which establishes annual targets for each of four metrics against which performance under the AIPP is measured: adjusted EBITDA (which is defined as earnings before interest, taxes, depreciation, amortization, share-based compensation, restructuring, and asset impairment charges), new contracts, new awards and revenue. Following the end of each fiscal year, the compensation committee determines, by reference to our audited financial statements before taking into account any payments made under the AIPP, the extent to which each goal has been achieved, if at all. If the company has achieved at least 100% of the goals for adjusted EBITDA, new contracts, new awards and revenue for the relevant plan year, the company will establish a bonus pool under the AIPP from which amounts may be allocated and distributed to our executive officers, including our named executive officers, and certain other members of senior management designated as plan participants by the compensation committee. The AIPP bonus pool will be funded in an amount equal to a fixed percentage of the amount by which our adjusted EBITDA (before taking into account any payments made under the AIPP) exceeds the adjusted EBITDA AIPP goal for the relevant plan year, as follows:

Amount of Adjusted EBITDA in Excess of AIPP Goal	% of Incremental Adjusted EBITDA Allocated to AIPP Pool	Funding Amount to AIPP Pool
$0 - $1 million	20%	$0 to $200,000
> $1 to $2 million	21%	$210,000 to $420,000
> $2 to $3 million	22%	$440,000 to $660,000
> $3 to $4 million	23%	$690,000 to $920,000
> $4 to $5 million	24%	$960,000 to $1,200,000
Greater than $5 million	25%	$1,250,000 - unlimited
If the Adjusted EBITDA AIPP goal is not met, the AIPP will not be funded for such plan year. Once an AIPP bonus pool has been established, the compensation committee will determine the amount of individual payments to be made to each AIPP participant, taking into account the recommendation of our chief executive officer based on his assessment of each individual’s relative contribution to the achievement of the AIPP goals. There is no limit to the amount that a single participant may receive under the AIPP, provided that the aggregate amount paid to all participants for any given plan year may not exceed the AIPP pool established for such year. In order to receive payment under the AIPP, the participant must be employed by us or one of our subsidiaries at the time the payment is made. The compensation committee may, however, provide a pro-rated bonus payment under the AIPP to any participant whose status as an active employee is changed during a plan year as a result of his or her death, disability, retirement or leave of absence. Payments received under the AIPP are in addition to any payments a member of our senior management team may receive under our annual incentive bonus program and equity incentive awards.
The AIPP goals for 2020, as well as the amounts achieved, are set forth in the table below:

Goal	Target	Result
Revenue	$1 billion	$1.029 billion
EBITDA	$109 million	$117.9 million
New contracts(1)	ESPC/EPC Construction - $725 million	$527 million
New awards	ESPC/EPC Construction - $920 million	$930 million

(1)    Includes ESPC, engineering, procurement and construction contracts.
Because we did not achieve at least 100% of the AIPP goals, the AIPP was not funded for 2020.
Equity Incentive Awards. Our equity incentive award program is the primary vehicle for offering long-term incentives to our executive officers. To date, equity incentive awards to our executive officers have been made in the form of restricted stock awards and stock options, with stock options being the primary form of equity grants in recent years. We believe that equity incentive awards:
•provide our executive officers with a strong link to our long-term performance by enhancing their accountability for long-term decision making;
•help balance the short-term orientation of our annual incentive bonus program;

•create an ownership culture by aligning the interests of our executive officers with the creation of value for our stockholders; and
•further our goal of executive retention.
Employees who are considered important to our long-term success are eligible to receive equity incentive awards, which generally vest over five years.
During 2019, our compensation committee also granted option grants with performance-based vesting to further align our executive officers’ performance with our long-term strategic goals and shareholder interests. These options vested three years from the date of grant based upon continued service by the executive officer and the achievement of certain performance goals relating to the performance period from January 1, 2019 through December 31, 2021. The performance goals include revenue, adjusted EBITDA, contracted sales, new awards, distributed generation sales and awards, assets placed in operation, operations and maintenance sales and return on equity. The particular goals and targets were tailored to the particular business unit or corporate function overseen by each executive officer and were determined by our compensation committee. In order for any portion of the option to vest, the combined level of achievement of the performance goals must have been at least 90%. If the level of achievement of the performance goals is at least 90%, then the shares vest as follows:

	Level of Achievement
	90%	91%	92%	93%	94%	95%	96%	97%	98%	99%	100%
Chief Executive Officer	32,000	64,000	96,000	128,000	160,000	192,000	224,000	256,000	288,000	320,000	350,000
Chief Financial Officer Chief Accounting Officer	1,000	4,000	8,000	12,000	16,000	20,000	24,000	28,000	32,000	36,000	40,000
Other Named Executive Officers	2,500	5,000	10,000	15,000	20,000	25,000	30,000	35,000	40,000	45,000	50,000
Our compensation committee has the authority to make equity awards to our executive officers and to administer our equity compensation plans. During 2020, our compensation committee approved the grant of option awards with respect to 50,000 shares each to Mr. Bakas and Ms. Bulgarino. These options vest in equal installments over five years.
Stock Ownership Guidelines. On April 24, 2019, our board of directors, on the recommendation of the compensation committee, adopted share ownership guidelines, in order to encourage the company’s executive officers and senior management to obtain a significant ownership interest in the company, thereby helping to align their interests with those of Ameresco’s shareholders. The plan applies to the company’s executive officers and certain other members of senior management. The guidelines target share ownership at a value equal to (i) five times annual base salary for the Chief Executive Officer, (ii) three-times annual base salary for other Section 16 officers who serve as Executive Vice Presidents of the company, (iii) two-times annual base salary for certain senior management members who serve as Senior Vice Presidents of the company and (iv) annual base salary for certain senior management members who serve as Vice Presidents of the company. Compliance with the ownership guidelines will be measured annually as of April 23rd, the day preceding the anniversary of the guidelines’ adoption, based upon the immediately preceding closing price. In calculating stock ownership, we include (i) outstanding shares of common stock, (ii) unexercised, vested in-the-money stock options to be calculated on the day before of the anniversary date of the plan year, (iii) any other vested grants or account balances under share-based company compensation plans and (iv) shares purchased through our 2017 employee stock purchase plan. Covered individuals will have five years to accumulate the applicable stock ownership level.
Other Compensation. Since before we became public in 2010, we have permitted Mr. Sakellaris personal exclusive use of a company-owned vehicle. We pay insurance premiums, excise tax and other amounts related to this vehicle. Our compensation committee recommended and our independent directors approved continuing to permit Mr. Sakellaris personal exclusive use of the company-owned vehicle in recognition of his extensive travel to meetings and events on our behalf.
Other Employee Benefits. We maintain broad-based benefits that are provided to all employees, including our 401(k) retirement plan, flexible spending accounts, medical and dental care plans, life insurance, short- and long-term disability policies, vacation, company holidays and contributions to a health savings account for those participating in a high-deductible insurance plan. Our executive officers are eligible to participate in each of these programs on the same terms as non-executive employees; however, employees at the director level and above are eligible for life insurance coverage equal to three times (rather than twice) their annual base salary.
Risk Considerations in our Compensation Program. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.
Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any taxable year to each of certain of the company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, the tax reform legislation signed into law on December 22, 2017 eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid in any taxable year to each of to the specified officers that is not covered by the transition rules will not be deductible by us. The Compensation Committee has and will continue to review on a periodic basis the potential effect of Section 162(m) and may use its judgment to authorize compensation payments that may be in excess of the limit when it believes such payments are appropriate and in the best interests of our company and our stockholders.
Pledging and Hedging Transactions. We have an insider trading policy that prohibits executive officers from purchasing Ameresco securities on margin, borrowing against Ameresco securities held in a margin account, or pledging Ameresco securities as collateral for a loan. An exception may be granted, however, under the policy for pledging Ameresco securities as collateral for a loan where the executive officer clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Our insider trading policy also prohibits executive officers from engaging in short sales of Ameresco securities, including short sales “against the box” or in purchases or sales of puts, calls or other derivative securities based on Ameresco securities.
Compensation Committee Report
The compensation committee has reviewed and discussed the foregoing compensation discussion and analysis with management and, based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.
By the Compensation Committee
of the Board of Directors of Ameresco, Inc.
Joseph W. Sutton, Chairman
Douglas I. Foy
Thomas S. Murley
Nickolas Stavropoulos

Executive Compensation
Summary Compensation Table
The following table sets forth information regarding compensation earned by our chief executive officer, our chief financial officer and our three next most highly compensated other executive officers during our fiscal years ended December 31, 2020, 2019 and 2018. We refer to these individuals as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
George P. Sakellaris (4)	2020	950,481	500,000	—	19,492	1,469,973
President and	2019	800,000	200,000	2,870,229	27,264	3,897,493
Chief Executive Officer	2018	733,333	400,000	—	35,020	1,168,353

Spencer Doran Hole (5)	2020	366,306	80,000	—	37,585	483,891
Senior Vice President and	2019	145,833	70,000	625,416	17,350	858,599
Chief Financial Officer

Michael T. Bakas	2020	366,474	100,000	338,471	17,585	822,530
Executive Vice President,	2019	334,699	60,000	298,470	17,706	710,875
Distributed Energy Systems	2018	314,087	120,000	101,030	17,667	552,784

Nicole A. Bulgarino	2020	380,452	100,000	338,471	50,926	869,849
Executive Vice President and	2019	355,199	100,000	298,470	57,094	810,763
General Manager, Federal Solutions	2018	334,090	140,000	101,030	56,249	631,369

David J. Corrsin (4)(6)	2020	364,926	70,000	—	17,585	452,511
Executive Vice President and	2019	341,342	20,000	298,470	17,706	677,518
General Counsel

(1)    Salary for each of the named executive officers have been prorated to reflect the portion of the year for which any increases were in effect, from and after May 1st of the applicable year.
(2)    Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. This amount does not represent the actual amount paid to or realized by the executive officer with respect to this option grant. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 14 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 2, 2021.
(3)    The amounts reported in All Other Compensation reflect, for each named executive officer, the amount we contributed to our 401(k) plan and the dollar value of life insurance premiums we paid, as applicable and detailed below. For Mr. Sakellaris, the amount reported also includes the incremental cost of a company-owned vehicle of which he has personal exclusive use, including insurance premiums, excise taxes and depreciation. For Mr. Hole, the amount reported also includes reimbursement of relocation expenses made to Mr. Hole pursuant to the agreement between the company and Mr. Hole, dated June 26, 2019, as previously reported by us in the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2019, as well as other housing expenses paid in connection with Mr. Hole’s relocation. For Ms. Bulgarino, the amount reported also includes the per diem allowance provided to Ms. Bulgarino for the use of an apartment near one of our offices.

    The following table details the amounts described in this footnote (3):

Name	Year	Matched 401(k) Contributions ($)	Group Life and Disability Insurance ($)	Relocation & Housing ($)	Use of Company-Owned Vehicle ($)	Total ($)
George P. Sakellaris	2020	15,300	1,844	—	2,348	19,492
	2019	15,300	1,923	—	10,041	27,264
	2018	15,300	1,923	—	17,797	35,020

Spencer Doran Hole	2020	15,300	2,285	20,000	—	37,585
	2019	6,058	1,002	10,290	—	17,350

Michael T. Bakas	2020	15,300	2,285	—	—	17,585
	2019	15,300	2,406	—	—	17,706
	2018	15,300	2,367	—	—	17,667

Nicole A. Bulgarino	2020	15,300	2,285	33,341	—	50,926
	2019	15,300	2,406	39,388	—	57,094
	2018	15,300	2,406	38,543	—	56,249

David J. Corrsin	2020	15,300	2,285	—	—	17,585
	2019	15,300	2,406	—	—	17,706
(4)    Messrs. Sakellaris and Corrsin are also members of our board of directors, but neither of them receives any additional compensation in his capacity as a director.
(5)    Mr. Hole has served as our Senior Vice President and Chief Financial Officer since July 29, 2019. Mr. Hole’s base salary for 2019 was $350,000. Mr. Hole was paid his pro rata share of his base salary and certain other compensation for 2019, which amount is reflected in the table.
(6)    Mr. Corrsin elected to forgo payment of his bonus for 2019 in order to fund bonuses for the legal department team.
Grants of Plan-Based Awards in 2020
The following table sets forth information regarding grants of compensation in the form of plan-based awards during the fiscal year ended December 31, 2020 to our named executive officers.

Name	Grant Date	Approval Date	All Other Option Awards: Number of Securities Underly-ing Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
George P. Sakellaris	—	—	—	—	—
Spencer Doran Hole	—	—	—	—	—
Michael T. Bakas	3/5/20	2/14/20	—	23.53	338,471
Nicole A. Bulgarino	3/5/20	2/14/20	—	23.53	338,471
David J. Corrsin	—	—	—	—	—

(1)    Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. This amount does not represent the actual amount paid to or realized by the executive officer with respect to this option grant. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 14 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 2, 2021.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2020.

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date	Option Approval Date	Option Expiration Date
George P. Sakellaris	25,000	—	6.70	5/22/2014	5/22/2014	5/21/2024
	20,000	80,000(2)	16.71	3/22/2019	3/22/2019	3/21/2029
	—	350,000(3)	13.37	8/6/2019	8/6/2019	8/5/2029
Spencer Doran Hole	—	48,000(2)	14.24	7/29/2019	6/27/2019	7/28/2029
	—	40,000(3)	13.37	8/6/2019	8/6/2019	8/5/2029
Michael T. Bakas	—	5,000(2)	4.64	5/10/2016	4/25/2017	5/9/2026
	42,201	—	4.64	5/10/2016	4/25/2017	5/10/2026
	15,000	10,000(2)	5.80	3/9/2017	3/9/2017	3/8/2027
	10,000	15,000(2)	8.35	2/2/2018	2/2/2018	2/1/2028
	—	50,000(3)	13.37	8/6/2019	8/6/2019	8/5/2029
	—	35,000(2)	22.53	3/5/2020	2/14/2020	3/4/2030
Nicole A. Bulgarino	15,000	—	9.45	7/24/2013	7/24/2013	7/23/2023
	46,000	—	6.53	3/3/2015	3/3/2015	3/2/2025
	30,000	20,000(2)	5.80	3/9/2017	3/9/2017	3/8/2027
	10,000	15,000(2)	8.35	2/2/2018	2/2/2018	2/1/2028
	—	50,000(3)	13.37	8/6/2019	8/6/2019	8/5/2029
	—	35,000(2)	22.53	3/5/2020	2/14/2020	3/4/2030
David J. Corrsin	44,401	—	4.64	5/10/2016	4/25/2017	5/9/2026
	—	50,000(3)	13.37	8/6/2019	8/6/2019	8/5/2029

(1)    All option awards listed in this table were granted under our 2010 stock incentive plan.
(2)    Such option vests as to 20% of the original shares granted on each of the first five anniversaries of the grant date.
(3)    Such option is subject to vesting based on continued service to us and performance relative to goals established for the three-year performance period from January 1, 2019 to December 31, 2021, as described under the heading “Overview of Executive Compensation Process - Equity Incentive Awards”, above. In order for any portion of the option to vest, the combined level of achievement of the performance goals must have been at least 90%. Performance at a level below 90% will result in the option not vesting as to any shares and being canceled.

Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of options by our named executive officers during the fiscal year ended December 31, 2020.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
George P. Sakellaris	—	—
Spencer Doran Hole	12,000	336,273
Michael T. Bakas	25,000	1,001,311
Nicole A. Bulgarino	87,368	3,163,910
David J. Corrsin	—	—
(1)    Calculated using the actual proceeds of same-day sales or, if no same-day sale occurred, the closing market price of our class A common stock on the exercise date.
Potential Payments Upon Termination or Change of Control
We have no severance agreements with any of our named executive officers, other than Mr. Hole, our Senior Vice President and Chief Financial Officer. Pursuant to an offer letter executed by us with Mr. Hole, dated June 26, 2019, if the company terminates Mr. Hole’s employment without Cause or Mr. Hole terminates his employment for Good Reason, each as defined in the offer letter, for a period of nine months following such termination, the company will pay to Mr. Hole an amount equal to his monthly base salary in effect at the time of his termination and, during such period, continue any medical, dental or vision benefits that Mr. Hole was enrolled in at the time of termination. Receipt of such severance benefits is conditioned on the execution of a mutual release in a form reasonably acceptable to the parties and Mr. Hole’s continuing compliance with all obligations owed to the company and its affiliates. Based upon Mr. Hole’s base salary and benefit enrollment at December 31, 2020, if the company terminates Mr. Hole’s employment without Cause or Mr. Hole terminates his employment for Good Reason, Mr. Hole would receive an aggregate of $277,500, paid in monthly installments over nine months.
Neither our 2010 stock incentive plan or our 2020 stock incentive plan provide for acceleration of options in connection with any termination events, including retirement, resignation, severance or constructive termination. Accordingly, there are no potential payments in respect of termination to report for any of our named executive officers.
Pay Ratio
In August 2015, the SEC issued a rule which requires certain public companies to include in their annual proxy statements pay ratio disclosures that compare the annual total compensation of the company's chief executive officer to the median compensation of other company employees. Specifically, the pay ratio disclosure should include the annual total compensation of the median employee (excluding the chief executive officer), the annual total compensation of the chief executive officer, the ratio of the annual total compensation of the median employee to the annual total compensation of the chief executive officer and the methodologies used in making these disclosures.
In 2020, the total annual compensation of Mr. Sakellaris, our President and Chief Executive Officer, was $1,469,973 (as shown in the Summary Compensation Table included in this Proxy Statement). The total annual compensation of the median employee was $100,224. As a result, for 2020, the ratio of the total annual compensation of our chief executive officer to the total annual compensation of the median employee was approximately 15 to 1.
Under the pay ratio rule, certain public companies are required to identify its median employee only once every three years as long as during the last prior fiscal year there has been no change to its employee population or employee compensation arrangements that it reasonably believes would result in a significant change in its pay ratio disclosure. For 2020, we reevaluated the identification of our median employee.
We identified the median employee by examining compensation information derived from payroll records for all employees, excluding Mr. Sakellaris, who were employed by us on October 31, 2020. As of such date, we employed approximately 1,100 people in the United States, Canada and the United Kingdom. All employees were included, whether employed on a full-time, part-time, temporary or seasonal basis, using the definition of employee under the U.S. Internal Revenue Code, or similar laws in the country where the individual was employed. In identifying the median employee, we utilized actual cash compensation for the 10-month period ending October 31, 2020 as the consistently applied compensation measure, including as base salary or wages, bonus and incentive payments earned during that period. For non-U.S. employees, we used the an exchange rate as of October 31, 2020.
To determine the annual total compensation of Mr. Sakellaris, we used the amount reported in the “Total” column of the Summary Compensation Table in this Proxy Statement, which includes salary, option awards, bonus and all other compensation. The median employee’s total annual compensation for 2020 was calculated in accordance with the same requirements applicable to the chief executive officer’s compensation as reported in the Summary Compensation Table and that number was used to calculate the ratio of the chief executive officer’s pay to that of the median employee.
The SEC rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in making the determination as to who is the median employee and do not mandate that each company use the same method. We believe that the pay ratio information above is a reasonable estimate calculated in a manner consistent with the SEC rules. However, the total annual compensation of our median employee is unique to that person and is not necessarily a good indicator of the total annual compensation of any of our other employees, and it is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the chief executive officer’s total annual compensation to that of the median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.
Stock Option and Other Compensation Plans
Stock Incentive Plans
The 2020 stock incentive plan, which we refer to in this proxy statement as the 2020 stock plan, was adopted by our board of directors in April 2020 and approved by our stockholders in May 2020. The 2020 stock plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards and other stock-based awards; 5,000,000 shares of our Class A common stock are reserved for issuance under the 2020 stock plan.
Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2020 stock plan; however, incentive stock options may only be granted to our employees. The maximum number of shares of our Class A common stock with respect to which awards may be granted to any participant under the 2020 stock plan is 2,000,000 per year. In accordance with the terms of the 2010 stock plan, our board of directors has authorized our compensation committee to administer the 2020 stock plan.
Pursuant to the terms of the 2020 stock plan, our compensation committee will select the recipients of awards and determine (i) the number of shares of Class A common stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.

Each award under the 2020 stock plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our board of directors need not treat participants uniformly. Our board of directors will determine the effect on an award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award. The board of directors may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our Class A common stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our board of directors, to (i) the number and class of securities available under the 2020 stock plan, (ii) the share counting rules set forth in the 2020 stock plan, (iii) the sublimit contained in the 2020 stock plan, (iv) the number and class of securities and exercise price per share of each outstanding option, (v) the share and per-share provisions and the measurement price of each outstanding SAR, (vi) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU award and each outstanding other stock-based award.

The 2020 stock plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the 2020 stock plan as (a) any merger or consolidation of us with or into another entity as a result of which all of our Class A common stock is converted into or exchanged for the right to receive cash, securities or other property, or is canceled, (b) any transfer or disposition of all of our Class A common stock for cash, securities or other property pursuant to a share exchange or other transaction or (c) our liquidation or dissolution.

Under the 2020 stock plan, if a reorganization event occurs, our board of directors may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as our board of directors determines (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between a participant and us): (1) provide that such awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (2) upon written notice to a participant, provide that all of the participant’s unvested awards will be forfeited immediately before the reorganization event and/or that all of the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (3) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (4) in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, which we refer to as the Acquisition Price, make or provide for a cash payment to participants with respect to each award held by a participant equal to (A) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, (5) provide that, in connection with our liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (6) any combination of the foregoing. Our board of directors is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically. Certain restricted stock unit awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement.

Upon the occurrence of a reorganization event other than our liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless our board of directors determines otherwise, apply to the cash, securities or other property which our common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, our board of directors may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and us, either initially or by amendment or provide for forfeiture of such restricted stock if issued at no cost. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and us, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied.

401(k) Retirement Plan
We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section
401(k) of the Code. In general, all of our employees are eligible to participate upon commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $19,500 in 2020, plus $6,500 for those age 50 and over, and have the amount of the reduction contributed to the 401(k) plan. We currently match on a per payroll basis up to 100% of the first six percent of base compensation and commissions that a participant contributes to his or her 401(k) plan, up to $15,300, subject to certain time of service and other eligibility conditions.
Limitation of Liability and Indemnification
As permitted by Delaware law, we have included provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors to the maximum extent permitted by Delaware law. Our directors will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or
•any transaction from which the director derived an improper personal benefit.
These limitations do not affect the availability of equitable remedies, including injunctive relief or rescission. Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If Delaware law is amended to authorize the further elimination or limiting of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.
As permitted by Delaware law, our restated certificate of incorporation also provides that:
•we will indemnify our directors and officers to the fullest extent permitted by law;

•we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and
•we will advance expenses to our directors and officers in connection with legal proceedings in connection with a legal proceeding to the fullest extent permitted by law.
The indemnification provisions contained in our restated certificate of incorporation are not exclusive.
In addition, we have entered into indemnification agreements with each of our directors. Each indemnification agreement will provide that we will indemnify the director to the fullest extent permitted by law for claims arising in his capacity as our director, officer, employee or agent, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that we do not assume the defense of a claim against a director we are required to advance his expenses in connection with his defense, subject to certain conditions, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.
We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.
Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Class A common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information concerning our company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Since January 1, 2020, we have engaged in the following transactions with our directors, executive officers and holders of more than five percent of any class of our voting securities, and affiliates of our directors, executive officers and holders of more than five percent of any class of our voting securities. We believe that all of these transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.
Director Indemnification Agreements
We have entered into indemnification agreements with each of our directors. The indemnification agreements and our restated certificate of incorporation and restated by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Executive Compensation And Related Information—Limitation of Liability and Indemnification.”
Family Relationships
The company employs Rebecca P. McIntyre, the spouse of David J. Corrsin, our Executive Vice President and General Counsel, as Associate General Counsel.  In fiscal year 2020, the company paid Ms. McIntyre a total of $182,932.50, including base salary and cash bonus. In addition, Ms. McIntyre received other benefits on the same terms available to all other employees of the company. Ms. McIntyre’s employment was approved by the Audit Committee when she joined the company in 2017.
Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or five percent stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. In addition, the policy requires review of the employment of any immediate family member of a related person unless (a) such person is not being employed in a management or sensitive control function and (b) the annual salary of such person does not exceed $50,000.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If the general counsel determines that advance review and approval is not practicable, then the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions previously approved by the audit committee or otherwise already existing that are ongoing in nature in nature will be reviewed annually, or more frequently if the audit committee determines such review to be necessary.
The audit committee will review all relevant information available to it about the related person transaction and may approve or ratify it only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Ameresco’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter.
MISCELLANEOUS
Stockholder Proposals
Stockholder proposals, including information about a proposed director candidate, submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at our 2022 annual meeting of stockholders must be received by our Secretary no later than December 28, 2021 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting.
A stockholder proposal, including a proposed director, not included in our proxy statement for the 2022 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that the Secretary must have received the stockholder’s notice not less than 90 days (that is, no later than February 19, 2022) and not more than 120 days (that is, no earlier than January 20, 2022) in advance of the first anniversary of the date of the preceding year’s annual meeting. However, if the date of the 2022 annual meeting of stockholders is more than 20 days before or more than 60 days after the first anniversary of the Annual Meeting, we must receive the stockholder’s notice not earlier than the close of business on the 120th day before the 2022 annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day before the 2022 annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of the 2022 annual meeting of stockholders is first made, whether by mail or public disclosure.
All stockholder proposals for our 2022 annual meeting of stockholders should be sent to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.
Other Stockholder Communications
Generally, stockholders who have questions or concerns should contact our Investor Relations department at (508) 598-3003 or via the form at https://www.ameresco.com/contact-us/. However, stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701. See “Corporate Governance—Communicating with our Board of Directors” for more information about communicating with our board of directors.
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report, the contents of www.ameresco.com, including the charters of the committees of our board of directors, corporate governance guidelines, the Audit Committee Report and code of business conduct and ethics, included or referenced in this proxy statement shall not be incorporated by reference into any such filings.
Householding of Annual Meeting Materials
Some banks, brokers and other intermediary record holders may participate in the practice of householding proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either of these documents without charge to you if you write or call Investor Relations, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701, (508) 598-3003. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other intermediary record holder.

AMERESCO, INC. (AMRC)
111 SPEEN STREET
SUITE 410
FRAMINGHAM, MA 01701
ATTN: KATE SALLEY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AMRC2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) David J. Corrsin 02) George P. Sakellaris 03) Joseph W. Sutton

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2021 Notice and Proxy Statement and 2020 Annual Report with Form 10-K are available at www.proxyvote.com

AMERESCO, INC. (AMRC)
Annual Meeting of Shareholders
May 20, 2021 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) George P. Sakellaris, David J. Corrsin and Spencer Doran Hole, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMERESCO, INC. (AMRC) that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on May 20, 2021, virtually at www.virtualshareholdermeeting.com/AMRC2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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